FORM 8-K

                SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549





                          CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934




Date of Report (Date of earliest event reported) :  June 26, 1997





                       ROSE'S STORES, INC.
        (Exact name of registrant as specified in its charter)




                           Delaware
           (State or other jurisdiction of incorporation)




0-631                                                56-0382475
(Commission File Number)        (IRS Employer Identification No.)

218 S. Garnett Street
Henderson, North Carolina                                 27536
(Address of principal executive offices)               (Zip Code)



                         (919) 430-2600
        (Registrant's telephone number, including area code)

Item 5:  Other Events

     The Corporation's Annual Meeting of Stockholders was held on
June 26, 1997. At the meeting, all proposals set forth in the proxy statement relating to such meeting were approved on the following votes:

     (1) The following nominees for director were elected by the number of votes indicated below.

     Name           For            Against             Withheld

R. Edward Anderson  5,839,613         0                94,477
J. David Rosenberg  5,838,213         0                95,877

     There were no abstentions or broker non-votes. The terms of the following additional directors continued after the meeting:
Jack L. Howard, Warren G. Lichtenstein, Joseph L. Mullen, Harold
Smith and N. Hunter Wyche, Jr.

     (2) The resolution to amend the Corporation's Certificate of Incorporation to restrict certain transfers of the Corporation's securities in order to help assure that the Corporation's substantial tax benefits (in the form of net operating loss carry forwards) will continue to be available to offset future taxable income was approved by a vote of 3,884,338 shares voting in favor of, and 72,939 shares voting against the resolution, with 32,831 abstentions and 1,943,982 broker non-votes. The amendment is set forth as Exhibit A to the Corporation's Proxy Statement, dated May 23, 1997 (the "Amendment") to which reference is made. This brief summary is qualified in its entirety by reference to the full text of the proposed transfer restrictions as set forth therein (the "Transfer Restrictions"). The Transfer Restrictions restrict any direct or indirect transfer of stock of the Corporation (including the common stock, no par value of the Corporation and any other equity security treated as "stock" under Section 382 of the Internal Revenue Code of 1986, as amended) if the effect would be to increase the ownership of stock by any person to 4.9% or more of the Corporation's stock, or would increase the percentage of stock owned by a person owning 4.9% or more of the Corporation's stock. Transfers included under the Transfer Restrictions include sales to persons whose resulting percentage would exceed the thresholds discussed above, or to persons whose ownership of shares would by attribution cause another person to exceed such thresholds. Numerous rules of attribution, aggregation and calculation prescribed under the Code (and related regulations) will be applied in determining whether the 4.9% threshold has been met and whether a group of less than 4.9% stockholders will be treated as a "public group" that is a 5% stockholder under Section 382. The Transfer Restrictions will not, however, be applicable to the stock owned by any existing 5 percent stockholder (within the meaning of Section 382), other than any direct public group, as of the date the Transfer Restrictions became effective and do not apply to sales of stock in the market by less than 4.9% stockholders to persons who, taking the purchase into account, own less than 4.9% of the Corporation's stock. Generally, the Transfer Restrictions will be imposed only with respect to the amount of the Corporation's stock (or options with respect to the Corporation's stock) purportedly transferred in excess of the threshold established in the Transfer Restrictions. However, the restrictions will not prevent a transfer if the purported transferee obtains the approval of the Board of Directors, which approval may be granted or withheld in certain circumstances as more fully described in the Amendment. All certificates representing the Corporation's stock, including stock to be issued in the future, will bear a legend providing that the transfer of the stock is subject to restrictions. The Board of Directors intends to issue instructions or to make arrangements with the Corporation's transfer agent to implement the Transfer Restrictions. The Transfer Restrictions provide that the transfer agent will not record any transfer of the Corporation's stock purportedly transferred in excess of the threshold established in the Transfer Restrictions. These provisions may result in the delay or refusal of certain requested transfers of the Corporation's stock. Any direct or indirect transfer of stock attempted in violation of the restrictions will be void ab initio as to the purported transferee, and the purported transferee will not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such stock, or in the case of options, receiving stock in respect of their exercise.

     (3) The resolution to approve the Long Term Stock Incentive Plan, substantially in the form set forth as Exhibit B to the Corporation's Proxy Statement, dated May 23, 1997, providing for, among other things, the granting to employees and directors of, and consultants to, the Corporation of certain stock-based incentives and other equity interests in the Corporation, was approved by a vote of 3,574,375 shares voting in favor of, and 472,352 shares voting against the resolution, with 87,981 abstentions and 1,799,382 broker non-votes.

     (4) The resolution to confirm the appointment of KPMG Peat Marwick LLP as the Corporation's independent certified public accountants for the current year was approved by a vote of 5,876,724 shares voting in favor of, and 8,614 shares voting against the resolution, with 48,752 abstentions and no broker non-votes.

The total number of shares of the common stock, no par value, of the Corporation which were issued, outstanding and entitled to vote at the meeting was 8,573,289.


                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              ROSE'S STORES, INC.



Date:  July 15, 1997          By:/s/ Jeanette R. Peters
                                  Jeanette R. Peters
                                  Senior Vice President,
                                  Chief Financial Officer
                                  and Treasurer